Republic Property Trust To Present at the Friedman, Billings, Ramsey & Co. 2006 Investor Conference on November 28, 2006 at 2:45 P.M. Eastern Time

Washington, D.C. – November 27, 2006 – Republic Property Trust (NYSE:RPB) announced today that senior management will make a presentation at the Friedman, Billings, Ramsey & Co. 2006 Investor Conference on Tuesday, November 28, 2006 from 2:45 P.M. to 3:25 P.M. Eastern Time.

The Company will webcast the presentation, which may be accessed through the Company’s own website at www.rpbtrust.com, in the Investor Relations section. To listen to a live broadcast, access this site at least 10 minutes prior to the scheduled start time in order to register, download, and install any necessary audio software. A replay of the audio webcast will be archived in the Investor Relations section of the Company’s web site under the heading Events & Webcasts.

A copy of the Company’s presentation slides will be posted on the Company’s Investor Relations section of its website at www.rpbtrust.com.

About Republic Property Trust

Republic Property Trust is a fully integrated, self-administered and self- managed real estate investment trust formed to own, operate, lease, acquire and develop primarily Class A office properties. The Company’s current portfolio is focused in the Washington, D.C. metropolitan, or Greater Washington, D.C., market. Republic Property Trust also selectively seeks fee-based development opportunities for all real estate classes.

Safe Harbor

Various statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in this press release, the words “strategy,” “plan,” “project,” “believe,” “anticipate,” “intend,” “should,” “will,” “expect,” “estimate,” and similar expressions identify these forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results to differ materially from historical results or from any results expressed or implied by these forward-looking statements, including without limitation: national and local economic, business, real estate and other market conditions; the competitive environment in which the Company operates; financing risks; property management risks; the level and volatility of interest rates; financial stability of tenants; the Company’s ability to maintain its status as a REIT for federal income tax purposes; acquisition, disposition, development and joint venture risks; potential environmental and other liabilities; the Company’s ability to pay its estimated distribution at its current rate; the impact of potential management changes; the Company’s ability to acquire its options properties; and other factors affecting the real estate industry generally. The Company refers you to the documents filed by it from time to time with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, each of which discusses these and other factors that could adversely affect the Company’s results. The Company does not undertake a duty to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

For Further Information:
Republic Property Trust
Mike Green, 202-863-0300
MGreen@RPBTrust.com